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                                            -----------------------------------
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                                            |Expires: August 31, 1999
                                            |Estimated average burden hours per
                                            |response.....................14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (Amendment No. 1)/1/


               NEWSEDGE CORPORATION (FORMERLY DESKTOP DATA, INC.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                       65249Q 10 6 (FORMERLY 25057H-10-1)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         Edward R. Siegfried, NewsEDGE Corporation, 80 Blanchard Road,
                     Burlington, MA  01803  (781) 229-3000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               February 24, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [_]

    NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 32 Pages)



--------------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 2 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Individual, Inc.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   04-3036959

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      State of Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 3 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Donald L. McLagan

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          1,719,557

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          414,442
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,719,557 (subject to the restrictions set forth in
                          that certain Affiliate Agreement dated November 3,
      PERSON              1997 filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          414,442 (subject to the restrictions set forth in that certain Affiliate Agreement dated November 3, 1997 filed as Exhibit 6 to the Schedule 13D)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,133,999

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      12.59%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 4 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1 Barbara B. McLagan as Custodian for Marnie E. McLagan Under the Massachusetts Uniform Transfer to Minors Act

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          207,221

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             207,221 (subject to the restrictions set forth in
                          that certain Affiliate Agreement dated November 3,
      PERSON              1997 filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      207,221

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.22%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 5 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1 Barbara B. McLagan as Custodian for Christopher R. McLagan Under the Massachusetts Uniform Transfer to Minors Act

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          207,221

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             207,221 (subject to the restrictions set forth in
                          that certain Affiliate Agreement dated November 3,
      PERSON              1997 filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      207,221

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.22%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 6 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Edward R. Siegfried

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          127,795

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             127,795 (subject to the restrictions set forth in that
                          certain Affiliate Agreement dated November 3, 1997
      PERSON              filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      127,795

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.75%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 7 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------
                                 SCHEDULE 13D
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      A. Baron Cass

      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          96,437

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             96,437 (subject to the restrictions set forth in that
                          certain Affiliate Agreement dated November 3, 1997
      PERSON              filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      96,437

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.57%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 8 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Rory Cowan

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          12,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             12,500 (subject to the restrictions set forth in that
                          certain Affiliate Agreement dated November 3, 1997
      PERSON              filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      12,500

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.07%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 9 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Ellen Carnahan

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          2,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          213,120
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,500 (subject to the restrictions set forth in that
                          certain Affiliate Agreement dated November 3, 1997
      PERSON              filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          213,120 (subject to the restrictions set forth in that certain Affiliate Agreement dated November 3, 1997 as Exhibit 6 to the Schedule 13D)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      215,620

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.27%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 10 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      William Blair Venture Partners III

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Illinois Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          213,120

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             213,120 (subject to the restrictions set forth in
                          that certain Affiliate Agreement dated November 3,
      PERSON              1997 filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      213,120

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.26%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                   PAGE 11 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------
  (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Daniel F.X. O'Reilly

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          202,678

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          30,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             202,678 (subject to the restrictions set forth in
                          that certain Affiliate Agreement dated November 3,
      PERSON              1997 filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          30,000 (subject to the restrictions set forth in that certain Affiliate Agreement Dated November 3, 1997 as
                          Exhibit 6 to the Schedule 13D)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      232,678

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.37%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 12 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Clifford M. Pollan

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          138,017

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             138,017 (subject to the restrictions set forth in
                          that certain Affiliate Agreement dated November 3,
      PERSON              1997 filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      138,017

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.81%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 13 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      June Rokoff

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          10,525

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             10,525 (subject to the restrictions set forth in that
                          certain Affiliate Agreement dated November 3, 1997
      PERSON              filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      10,525

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.06%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 14 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      John L. Moss

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) or 2(e)                                                   [_]


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                          13,880

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             13,880 (subject to the restrictions set forth in that
                          certain Affiliate Agreement dated November 3, 1997
      PERSON              filed as Exhibit 6 to the Schedule 13D)

       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10


------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      13,880

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                           [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.08%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 15 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

          This Amendment No. 1 amends the Statement on Schedule 13D filed with the Securities and Exchange Commission on November 13, 1997 (the "Schedule 13D") by Individual, Inc., ("Individual") and Donald L. McLagan, Barbara B. McLagan as Custodian for Marnie E. McLagan Under the Massachusetts Uniform Transfer to Minors Act (the "Marnie E. McLagan Trust"), Barbara B. McLagan as Custodian for Christopher R. McLagan Under the Massachusetts Uniform Transfer to Minors Act (the "Christopher E. McLagan Trust"), Edward R. Siegfried, Daniel F. X. O'Reilly, Clifford M. Pollan, A. Baron Cass, June Rokoff, Rory Cowan, Ellen Carnahan, William Blair Venture Partners III, and John L. Moss (collectively, the "Reporting Persons") with respect to the shares of Common Stock, par value $0.01, (the "Issuer Common Stock") of Desktop Data, Inc. (the "Issuer"), now known as NewsEDGE Corporation.

          This Amendment No. 1 is filed with respect to the Issuer Common Stock on behalf of Individual and the Reporting Persons. Individual beneficially owned Issuer Common Stock due to the Stock Option Agreement dated November 2, 1997 between Individual and the Issuer, as described in Item 4 of the Schedule 13D. The Reporting Persons beneficially owned Issuer Common Stock subject to the voting and disposition restrictions set forth in the Participation Agreement, dated November 3, 1997 and the Affiliate Agreement dated November 3, 1997, respectively, each between the Reporting Persons and Desktop. The Participation Agreement and Affiliate Agreement are also described in Item 4 of the Schedule 13D.

   Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Schedule 13D.

   Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

ITEM 5.  INTEREST IN THE SECURITY OF THE ISSUER

   (a) - (b) The merger (the "Merger") of Individual with and into the Issuer was consummated on February 24, 1998. The Stock Option granted by the Issuer to Individual, pursuant to which Individual had the right, upon the occurrence of certain events, to purchase from the Issuer up to 1,726,398 shares of Issuer Common Stock, terminated at the effective time of the Merger. In addition, the Participation Agreement, which subjected shares beneficially owned by Reporting Persons to certain voting restrictions terminated at the effective time of the Merger.

   As a result of the Merger, each issued and outstanding share of common stock, par value $0.01, of Individual, Inc. was converted into one-half (1/2) of one share of Issuer Common Stock, par value $0.01 per share, of Desktop, which was renamed as of the effective time of the Merger "NewsEDGE Corporation."

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 16 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

   Set forth on Schedule I opposite each Reporting Person's name is (i) the number of shares of Issuer Common Stock beneficially owned by such Reporting Person as of February 25, 1998 (identifying those shares which there is a right to purchase) and (ii) the percentage of issued and outstanding Issuer Common Stock that such shares represent (based on the number of shares of Issuer Common Stock outstanding as of February 27, 1998 and reflecting the change in the Issuer's capitalization resulting from the Merger). The Reporting Persons hold securities of the Issuer for investment purposes only.

(c) Except as set forth in Schedule II hereto, each Reporting Person, represents on behalf of itself that it has not affected any transaction in Issuer Common Stock since the previous filing on Schedule 13D.

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 17 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 24, 1998               INDIVIDUAL, INC.



                                        By: _____________________________
                                            Michael E. Kolowich
                                            Chairman, President and
                                            Chief Executive Officer

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 18 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                              /s/ Donald L. McLagan
                                              ---------------------
                                              Donald L. McLagan

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 19 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998           Barbara B. McLagan as Custodian for
                                    Marnie E. McLagan under the Massachusetts
                                    Uniform Transfer to Minors Act


                                    /s/ Barbara B. McLagan
                                    ----------------------
                                    Name:  Barbara B. McLagan
                                    Title:  Trustee

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 20 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998           Barbara B. McLagan as Custodian for
                                    Christopher R. McLagan under the
                                    Massachusetts Uniform Transfer to Minors Act


                                    /s/ Barbara B. McLagan
                                    ----------------------
                                    Name:  Barbara B. McLagan
                                    Title:  Trustee

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 21 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                                     /s/ Edward R. Siegfried
                                                     -----------------------
                                                     Edward R. Siegfried

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 22 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                                    /s/ Clifford M. Pollan
                                                    ----------------------
                                                    Clifford M. Pollan

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 23 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

                                   SIGNATURE


   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                                     /s/ John L. Moss
                                                     ----------------
                                                     John L. Moss

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 24 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------



                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                                /s/ Daniel F. X. O'Reilly
                                                -------------------------
                                                Daniel F. X. O'Reilly

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 25 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                                     /s/ A. Baron Cass
                                                     -----------------
                                                     A. Baron Cass

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 26 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                                          /s/ June Rokoff
                                                          ---------------
                                                          June Rokoff

-----------------------                                  ---------------------
 CUSIP NO. 65249Q 10 6               13D                  PAGE 27 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                                          /s/ Rory Cowan
                                                          --------------
                                                          Rory Cowan

-----------------------                                  ---------------------
 CUSIP NO. 25057H-10-1               13D                  PAGE 28 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998


                                                        /s/ Ellen Carnahan
                                                        ------------------
                                                        Ellen Carnahan

-----------------------                                  ---------------------
 CUSIP NO. 25057H-10-1               13D                  PAGE 29 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February 25, 1998           WILLIAM BLAIR VENTURE PARTNERS III

                                         WILLIAM BLAIR VENTURE
                                         MANAGEMENT, L.P.

                                             /s/ Ellen Carnahan
                                             ------------------
                                             Name: Ellen Carnahan
                                             Title:  General Partner

-----------------------                                  ---------------------
 CUSIP NO. 25057H-10-1               13D                  PAGE 30 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------




                                   SCHEDULE I

                                                                        Percentage of Outstanding
                                 Number of Shares of Issuer              Shares of Issuer Common
Individual                     Common Stock Beneficially Owned        Stock as of February 27 1998
----------                     -------------------------------        ----------------------------
Donald McLagan                            2,133,999                              12.59%

Barbara B. McLagan as                       207,221                               1.22%
 Custodian for Marnie E.
 McLagan under the
 Massachusetts Uniform
 Transfer to Minors Act

Barbara B. McLagan as                       207,221                               1.22%
 Custodian for
 Christopher R. McLagan
 under the Massachusetts
 Uniform Transfer to
 Minors Act

Edward R. Siegfried                         127,795                               0.75%
                                  (includes right to acquire
                                        19,685 shares)

Daniel F. X. O'Reilly                       232,678                               1.37%
                                  (includes right to acquire
                                        19,685 shares)

Clifford M. Pollan                          138,017                               0.81%
                                  (includes right to acquire
                                        19,685 shares)

A. Baron Cass                                96,437                               0.57%
                                  (includes right to acquire
                                         2,500 shares)

Rory Cowan                                   12,500                               0.07%
                                  (includes right to acquire
                                         2,500 shares)

June Rokoff                                  10,525                               0.06%

-----------------------                                  ---------------------
 CUSIP NO. 25057H-10-1               13D                  PAGE 31 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------


John L. Moss                                 13,880                               0.08%
                                  (includes right to acquire
                                         13,280 shares)

Ellen Carnahan                              215,620                               1.27%
                                  (includes right to acquire
                                         2,500 shares)

William Blair Venture                       213,120                               1.26%
 Partners III

-----------------------                                  ---------------------
 CUSIP NO. 25057H-10-1               13D                  PAGE 32 OF 32 PAGES
(FORMERLY 25057H-10-1)
-----------------------                                  ---------------------

                                  SCHEDULE II

Name                                     Shares                   Price                    Date
----                                     ------                   -----                    ----
Donald L. McLagan                        8,800 (A)                $8.0471                  11/13/97*
                                         1,200 (A)                $8.2500                  11/18/97*
                                         1,000 (A)                $8.0625                  11/21/97*
                                         2,600 (A)                $8.0000                  11/24/97*
                                         500 (A)                  **                       2/24/98**
Daniel F.X O'Reilly                      30,000 (A)               $8.2500                  11/18/97***

*   Shares acquired via open market purchases.
** As a result of the Merger, 1,000 shares of common stock of Individual, Inc. held by Mr. McLagan were converted into 500 shares of NewsEDGE Corporation.
*** Shares acquired via open market purchases by Mr. O'Reilly's spouse. Mr. O'Reilly disclaims beneficial ownership of such shares.